Exhibit 99.(k)(8)

Notary Public

DOCUMENT REGISTER NO.

FOREIGN INVESTMENT CONTRACT

BETWEEN

THE GOVERNMENT OF CHILE

AND

THE CHILE FUND, INC.,

A FOREIGN CAPITAL INVESTMENT FUND

[notary’s seal]

In Santiago, Chile, on the 25th of August of 1993, before me, Ivan Torrealba Acevedo, Chilean, married, attorney at law and Notary Public for the Thirty-Third Notary Public office of Santiago, national identity card number 3.417.990-5, domiciled at number 432 Calle Morande, in the Municipality of Santiago, there appeared:  Mr. Jorge Marshall Rivera, Minister of the Economy, Development and Reconstruction, in his capacity as Chairman of the Foreign Investment Committee, his appointment thereto being attested by Supreme Decree number 520 of the Ministry of Internal Affairs dated September 28, 1992, which is not inserted as it is known to all parties, Chilean, married, commercial engineer, national identity card number 6.610.662-4, with domicile in this city at 120 Teatinos, 10th Floor, in the Municipality of Santiago, appearing as representative of the Government of Chile, hereinafter referred to as the “Government of Chile”, and Ms. Jimena Bronfman Crenovich, Chilean, single, attorney at law, national identity card number 4.709.492-5, domiciled in this city at 1350 Agustinas, 2nd Floor, in the Municipality of Santiago, appearing on behalf of The Chile Fund, Inc., a company established in accordance with the laws of the State of Maryland, United States of America, domiciled at One Citicorp Center, 153 East 53’ Street, New York, [NY], and for these purposes at 1350 Agustinas, 2nd Floor, Santiago hereinafter referred to either as the

“Investor” or the “Fund”; both of legal age and attesting to their identity by means of their identity cards, who stated the following:

FIRST:  That Mr. Jorge Marshall Rivera, representing the Government of Chile, in accordance with the provisions of Law number 18,657 and Decree-Law number 600 of 1974 and amendments thereto, hereinafter referred to as “D.L. 600”, and pursuant to Official Letter of the Superintendency of Securities and Insurance of July 7th , 1993, and the approval of the Foreign Capital Investment Fund in session number 335 of July 14th ,1993, hereby authorizes the

Investor identified above, to invest capital as a Foreign Capital Investment Fund subject to the provisions of Law number 18.657 and the aforesaid D.L. 600 up to an amount equivalent to US$ 100.000.000.-

SECOND:  The aforesaid investment capital shall be directed by the Investor towards the objects contemplated in Law number 18.657 in conformity with the principles set forth in the Internal Rules of the Fund approved by the Superintendence of Securities and Insurance and in effect at the time that the investments are made.  The Investor shall be at liberty to buy and sell the instruments and certificates representing its investment, thereby altering its investment portfolio from time to time within the portfolio diversification margins set forth in Law number 18.657.

THIRD:  The Investor must enter the aforesaid investment capital into the country within the space of 3 years from the date of this contract.

FOURTH:  In any case, it is stipulated that the investor shall be subject to the laws and regulations relevant to its activities and that the present investment authorization is without prejudice to any others that shall be granted by the competent authorities in accordance with the said laws and regulations.

FIFTH:  The investment capital referred to in the first clause of this contract must be entered into this country and valued in terms of United States dollars; entry is by sale to an entity authorized for that purpose by the Banco Central de Chile.

SIXTH:  The investor shall enjoy the following privileges granted by the Government of Chile:

a)                                      The right to transfer its capital abroad pursuant to the provisions of letter b) Article 14 of Law 18.657, the second and third paragraphs of Article 4 of D.L. 600 and Article 5 and 6 of D.L. 600.

b)                                     The right, pursuant to Article 15 of Law number 18.657, the second and third paragraphs of Article 4 and 5 of D.L. 600, to transfer abroad at any time the yield on the Fund’s investments, regardless of the value of the assets held by the Fund at the moment of remittance.  For these purposes:

One - Under the heading of yield on the Fund’s investments, income deriving from (i) dividends and interest and (ii) capital gains realized net of capital losses realized shall be treated separately as yield on investment eligible for remittance.

Two - Expenses incurred by the Fund within the country shall be charged against the account for income deriving from dividends and interest.

Three - For purposes of determining capital gains and losses, to the purchase price of the instrument shall be added the costs inherent in acquiring them and from the sale price of the instruments shall be deducted the costs inherent in selling them.  Unrealized capital losses and gains shall not be included in determining the amounts eligible for remittance.

Four - Amounts eligible for remittance shall be expressed in United States dollars; credits and debits applied to the respective accounts shall be entered at the state of exchange on the date of the respective credit or debit.

Five - Any amount in excess of the capital invested that results from the liquidation of the Fund shall also be eligible for remittance under this heading.

c)                                      Access to the exchange market in accordance with the terms of D.L. 600, both in order to convert the foreign exchange constituting the investment capital and for purposes of the remittance referred to in letters a) and b) above.

d)                                     No discrimination pursuant to the provisions of Articles 9 and 10 of D.L. 600.

e)                                      Exemption from all the contributions, taxes and assessments on the net funds obtained from the sale of the Fund’s investments in Chile representing the capital brought in, pursuant Article 6 of D.L. 600, up to the amount actually entered by virtue of this contract.

f)                                        All the other rights and guaranties automatically conferred by D.L. 600 and Law number 18.657.

SEVENTH:  Any amount remitted that does not correspond to the capital originally invested but constitutes yield on the Fund’s investments shall be subject to a single income tax of 10%.  The said tax shall be withheld by the management company of the Fund when making remittances and shall be paid into the public treasury within the period indicated in Article 78 of the Income Tax Law.  The said tax shall be the only one levied on the income generated by the operations of the Fund within the country in accordance with Article 15 of Law number 18.657, and this tax systems shall remain the same for as long as the Fund operates within the country.

EIGHTH:  In order for the privileges granted in letters a) and b) of Clause Six to become effective, a certificate must first be obtained from the Executive Secretary of the Foreign Investment Committee attesting that this contract is in force.

NINTH:  The fund shall be subject to the oversight of the Superintendency of Securities and Insurance with regard to its operations and investment of its funds within the country.  For this purpose, the said Superintendency shall be vested with all the powers contained in its charter legislation.

TENTH:  The Investor shall act through BEA Administration, Administradora de Fondos de Inversion Extranjero S.A., with domicile at 1350 Agustinas, 2nd Floor, Santiago, as legal representative.  Any change in the foregoing shall be reported immediately to the Executive Secretary of the Foreign Investment Committee.

ELEVENTH:  The fund may remain in existence until the January 30, 2089; notwithstanding the above, it may be dissolved earlier.

TWELFTH:  The Investor or its legal representative promises the Government of Chile to file in triplicate a legalized copy of this Foreign Investment Contract with the Executive Secretary of the Foreign Investment Committee within the term of 30 days from the date of this instrument.

THIRTEENTH:  All expenses and fees that may be associated with the execution of this contract shall be borne exclusively by the Investor.

FOURTEENTH:  For all purposes of this contract, the parties elect domicile in the city of Santiago and submit themselves to the jurisdiction of the Courts of Justice of this city.  The capacity of Ms. Jimena Bronfman Crenovich to represent The Chile Fund, Inc., is attested by power of attorney granted by notarized instrument dated the June 19, 1989, in this notarial office, which is not inserted since it is known to all parties.  The bearer of a legalized copy of this instrument is empowered to apply for all entries, registrations and sub-registrations that may be required.

In witness whereof, signed after reading.  A copy was issued and entered in the Document Registered under number 556.- I attest.

[signature]
1.
on behalf of the Government of Chile

[signature]
2. Jimena Bronfman Crenovich
on behalf of The Chile Fund, Inc.

[signature]
[notary’s seal]

Certified true copy of the
Original.
[signature]

Notary Public